Exhibit 99

                        SYMONS INTERNATIONAL GROUP, INC.
                               4720 KINGSWAY DRIVE
                           INDIANAPOLIS, INDIANA 46205

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held On May 20, 1998

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Symons International Group, Inc. ("Company") will be held at the Company's offices, 4720 Kingsway Drive, Indianapolis, Indiana on Wednesday, May 20, 1998, at 10:00 a.m., Indianapolis time.

         The Annual Meeting will be held for the following purposes:

         1. Election of Directors. Election of 2 Directors for terms to expire in 2001.

         2. Ratification of Auditors. Ratification of the appointment of Coopers & Lybrand L.L.P. as auditors for the Company for the year ending December 31, 1998.

         3. Stock Option Plan. Approve an increase of options available pursuant to the Company's Stock Option Plan from 1,000,000 to 1,500,000.

         4. Other Business. Such other matter as may properly come before the meeting or any adjournment thereof.

         Shareholders of record as of the close of business on March 20, 1998 are entitled to vote at the meeting or any adjournment thereof.

         Please read the enclosed Proxy Statement carefully so that you may be informed about the business to come before the meeting, or any adjournment thereof. At your earliest convenience, please sign and return the accompanying Proxy in the postage-paid envelope furnished for that purpose.

         A copy of the Company's Annual Report for the year ended December 31, 1997 is enclosed. The Annual Report is not a part of the Proxy soliciting material enclosed with this letter.

                                           FOR THE BOARD OF DIRECTORS



                                           Alan G. Symons
                                           Chief Executive Officer


                                                          Indianapolis, Indiana
                                                                 March 27, 1998


IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                        SYMONS INTERNATIONAL GROUP, INC.
                               4720 Kingsway Drive
                           Indianapolis, Indiana 46205




                                 PROXY STATEMENT

         The accompanying Proxy is solicited by the Board of Directors of Symons International Group, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held May 20, 1998 and any adjournments thereof. When the Proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with any directions noted on that Proxy. If no direction is indicated, the Proxy will be voted in favor of the proposals set forth in the Notice attached to this Proxy Statement.

         The election of Directors will be determined by a plurality of the shares present in person or represented by Proxy. Abstentions, broker non-votes and instructions on the accompanying Proxy Card to withhold authority to vote for one or more nominees might result in some nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. The holder of each outstanding share of common stock is entitled to vote for as many persons as there are Directors to be elected. All other matters to come before the meeting will be approved if the votes cast in favor exceed the votes cast against. Any abstention or broker non-vote on any such matter will not change the number of votes cast for or against the matter, however, such abstaining shares will be counted in determining whether a quorum is present pursuant to the applicable provisions of the Indiana Business Corporation Law.

         The Board of Directors knows of no matters, other than those reported herein, which are to be brought before the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed Form of Proxy to vote such Proxy in accordance with their judgment on such matters. Any shareholder giving a Proxy has the power to revoke it at any time before it is voted by a written notice delivered to the Secretary of the Company or in person at the meeting. The approximate date of mailing of this Proxy Statement is April 10, 1998.

                     VOTING SECURITIES AND BENEFICIAL OWNERS

         Only shareholders of record as of the close of business on March 20, 1998 will be entitled to vote at the Annual Meeting. On the Record Date, there were 10,419,332 shares of Common Stock outstanding, the only class of the Company's stock which is currently outstanding.

         The following table shows, as of March 10, 1998 the number and percentage of shares of Common Stock held by each person known to the Company who owned beneficially more than 5% of the issued and outstanding Common Stock of the Company and Goran and the ownership interests of the Company's and Goran's Directors and Named Executive Officers:


--------------------------------------------------------------------------------------------------------------------
                                        Symons International
                                             Group, Inc.                  Goran Capital Inc.
--------------------------------------------------------------------------------------------------------------------
                                   Amount and Nature    Percent      Amount and Nature     Percent
  Name of                            of Beneficial         of           of Beneficial         of
  Beneficial Owner                     Ownership         Class            Ownership         Class
--------------------------------------------------------------------------------------------------------------------

  G. Gordon Symons1                         444,900       3.9%               2,506,069      39.3%
--------------------------------------------------------------------------------------------------------------------
  Alan G. Symons2                           295,400       2.6%                 631,335       9.9%
--------------------------------------------------------------------------------------------------------------------
  Douglas H. Symons3                        164,300       1.4%                 259,705       4.1%
--------------------------------------------------------------------------------------------------------------------
  Robert C. Whiting4                         10,000        *                    14,900        *
--------------------------------------------------------------------------------------------------------------------
  James G. Torrance, Q.C.5                    7,000        *                     4,000        *
--------------------------------------------------------------------------------------------------------------------
  David R. Doyle6                            10,000        *                      - 0 -       *
--------------------------------------------------------------------------------------------------------------------
  John K. McKeating7                          7,000        *                     2,000        *
--------------------------------------------------------------------------------------------------------------------
  Jerome B. Gordon8                           5,000        *                      - 0 -       *
--------------------------------------------------------------------------------------------------------------------
  David B. Shapira12+                         3,000        *                   103,000       1.6%
--------------------------------------------------------------------------------------------------------------------
  J. Ross Schofield13+                        4,000        *                     6,800        *
--------------------------------------------------------------------------------------------------------------------
  Goran Capital Inc.                      7,000,000      61.1%                  ------
--------------------------------------------------------------------------------------------------------------------
  FMR Corp./Fidelity Canadian
  Growth Company Fund                         -----                            270,400       4.2%
--------------------------------------------------------------------------------------------------------------------
  Symons International Group
  Ltd.9                                       -----                          1,646,413      25.8%
--------------------------------------------------------------------------------------------------------------------
  David L. Bates10                           20,750        *                     7,916        *
--------------------------------------------------------------------------------------------------------------------
  Gary P. Hutchcraft11                       18,200        *                     3,450        *
--------------------------------------------------------------------------------------------------------------------
  All Executive Officers and              1,072,750       9.4%               3,585,370      56.2%
  Directors as a Group
--------------------------------------------------------------------------------------------------------------------


*    Less than 1% of class
+ Goran Director that is not a member of the Symons International Group, Inc. Board

1 With respect to Symons International Group, Inc., 10,000 shares are owned directly and 434,900 are subject to option. With respect to the shares of Goran Capital Inc., 544,511 shares are held by trusts of which Mr. Symons is the beneficiary, 315,145 are subject to option and 1,646,413 of the shares indicated are owned by Symons International Group Ltd., of which Mr. Symons is the controlling shareholder.
2 With respect to Symons International Group, Inc., 30,500 shares are owned directly and 264,900 shares are subject to option. With respect to the shares of Goran Capital Inc., 506,366 are owned directly and 124,969 are subject to option.
3 With respect to Symons International Group, Inc., 26,500 shares are owned directly and 137,800 shares are subject to option. With respect to the shares of Goran Capital Inc., 195,722 are owned directly and 63,983 are subject to option.
4 Mr. Whiting owns 5,000 shares of Symons International Group, Inc. directly and 5,000 shares are subject to option. With respect to Goran Capital Inc., all shares indicated are owned directly.
5 Mr. Torrance owns 2,000 shares of Symons International Group, Inc. directly and 5,000 shares are subject to option. With respect to Goran Capital Inc., 2,000 shares are owned directly and 2,000 shares are subject to option.
6 Mr. Doyle owns 5,000 shares of Symons International Group, Inc. directly and 5,000 shares are subject to option.
7 Mr. McKeating owns 2,000 shares of Symons International Group, Inc. directly and 5,000 shares are subject to option. With respect to Goran Capital Inc., 2,000 shares are subject to option.
8 Mr. Gordon owns 0 shares of Symons International Group, Inc. directly and 5,000 shares are subject to option.
9 Mr. G. Gordon Symons is the controlling shareholder of Symons International Group Ltd., a private company.
10 Mr. Bates owns 7,000 shares of Symons International Group, Inc. directly and 13,750 shares are subject to option. With respect to Goran Capital Inc., 997 are held in Mr. Bates' 401(k) account pursuant to the Symons International Group, Inc. Retirement Savings Plan, 1,055 are owned directly and 5,864 shares are subject to option.
11 Mr. Hutchcraft owns 3,700 shares of Symons International Group, Inc. directly and 14,500 shares are subject to option. Mr. Hutchcraft also owns 450 shares of Goran Capital Inc. directly and 3,000 shares are subject to option.
12 Mr. Shapira owns 0 shares of Symons International Group, Inc. directly and 3,000 shares are subject to option. With respect to Goran Capital Inc., 100,000 shares are held directly and 3,000 shares are subject to option.
13 Mr. Schofield owns 1,000 shares of Symons International Group, Inc. directly and 3,000 shares are subject to option. With respect to Goran Capital Inc., 3,800 shares are owned directly and 3,000 shares are subject to option.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Officers and Directors, as well as persons who own more than 10% of the outstanding common shares of the Company, to file reports of ownership with the Securities and Exchange Commission. Officers, Directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no reports were required for those persons, the Company believes that during 1997, all filing requirements applicable to its Officers, Directors and greater than 10% shareholders were met with the exception of one report with respect to Robert C. Whiting due October 10, 1997 and filed on December 3, 1997.

                                    PROPOSALS

Proposal No. 1: Election Of Directors

         The Directors of the Company are divided into three classes and are elected to hold office for a three year term or until their successors are elected and qualified. The election of each class of Directors is staggered over each three-year period. All Directors of the Company were initially elected by Goran Capital Inc. ("Goran") as the sole shareholder of the Company prior to the Initial Public Offering ("IPO") of the Company which occurred on November 5, 1996. Messrs. Alan G. Symons, Robert C. Whiting and Jerome B. Gordon, who was first elected to the Board on March 19, 1997, were elected to a three year term by the shareholders at the Company's annual meeting on May 20, 1997. Mr. Gordon resigned from the Board on March 24, 1998 to devote more time to his business affairs and help the Company as a merchant banker.



---------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Director         Term to
              Name                     Age              Present Principal Occupation                 Since          Expire
---------------------------------------------------------------------------------------------------------------------------------

  G. Gordon Symons                     76      Chairman of the Board of Directors of                 1987            1999
                                                the Company and Goran Capital Inc.
---------------------------------------------------------------------------------------------------------------------------------
  James G. Torrance, Q.C.              69      Partner Emeritus, Smith, Lyons                        1996            1998
---------------------------------------------------------------------------------------------------------------------------------
  Alan G. Symons                       51      CEO of the Company and President and                  1995            2000
                                               CEO of Goran Capital Inc.
---------------------------------------------------------------------------------------------------------------------------------
  John K. McKeating                    62      Owner, Vision 2120                                    1996            1999
---------------------------------------------------------------------------------------------------------------------------------
  Robert C. Whiting                    65      President, Prime Advisors Ltd.                        1996            2000
---------------------------------------------------------------------------------------------------------------------------------
  Douglas H. Symons                    45      President and COO of the Company and                  1987            1998
                                               COO of Goran Capital Inc.
---------------------------------------------------------------------------------------------------------------------------------
  David R. Doyle                       51      Director, Vice President, Secretary and               1996            1999
                                               Treasurer of ONEX, Inc.

---------------------------------------------------------------------------------------------------------------------------------
         G. Gordon Symons has been Chairman of the Board of Directors of the
         Company since its formation

                                        4
         in 1987. He founded the predecessor to Goran Capital Inc. the 67% Shareholder of the Company ("Goran") in 1964 and has served as the Chairman of the Board of Goran since its formation in 1986. Mr. Symons also served as the President of Goran until 1992 and the Chief Executive Officer of Goran until 1994. Mr. Symons currently serves as a Director of Symons International Group Ltd. ("SIGL"), a federally-chartered Canadian corporation controlled by him which, together with members of the Symons family, controls Goran. Mr. Symons also serves as Chairman of the Board of Directors of all of the subsidiaries of Goran. Mr. Symons is the father of Alan G. Symons and Douglas H. Symons.

         Alan G. Symons has served as a Director of the Company since 1995 and was named its Chief Executive Officer in 1996. Mr. Symons has been a Director of Goran since 1986, and has served as Goran's President and Chief Executive Officer since 1994. Prior to becoming the President and Chief Executive Officer of Goran, Mr. Symons held other executive positions within Goran since its inception in 1986. Mr. Symons is the son of G. Gordon Symons and the brother of Douglas H. Symons.

         Douglas H. Symons has served as a Director and as President of the Company since its formation in 1987 and as it Chief Operating Officer since July 1996. Mr. Symons served as Chief Executive Officer of the Company from 1989 until July 1996. Mr. Symons has been a Director of Goran since 1989, and has served as Goran's Chief Operating Officer and Vice President since 1989. Mr. Symons is the son of G. Gordon Symons and the brother of Alan G. Symons.

         Mr. McKeating has served as a Director of the Company since 1996 and as a Director of Goran since 1995. Mr. McKeating retired in January 1996 after serving as President and owner of Vision 2120 Optometric Clinics ("Vision 2120") for 36 years. Vision 2120, located in Montreal, Quebec, is a chain of Canadian full-service retail clinics offering all aspects of professional eye care.

         Mr. Whiting has served as a Director of the Company since 1996. Since July 1994, Mr. Whiting has served as President of Prime Advisors, Ltd., a Bermuda-based insurance consulting firm. From its inception until June 1994 Mr. Whiting served as President and Chairman of the Board of Jardine Pinehurst Management Co., Ltd., a Bermuda-based insurance management and brokerage firm.

         Mr. Torrance has served as a Director of the Company since 1996. Mr. Torrance was a founding partner in the Canadian law firm of Smith Lyons in 1962 and in April 1993, was named a Partner Emeritus in that firm. Mr. Torrance was re-elected as a Director of Goran in 1995 after having left the Board of Directors of Goran in 1991. He also serves as a Director of Mitsui & Co. (Canada) Ltd., Sakura Bank (Canada), Toyota Canada Inc. and Wintershall Canada Ltd.

         Mr. Doyle helped form ONEX, Inc., a full service human resource firm which specializes in permanent placement, contract consulting and business consulting for business clients, in April 1997. Mr. Doyle currently serves on the ONEX, Inc. Board of Directors and is the Vice President, Secretary and Treasurer of that firm. From January 1996 until the formation of ONEX, Inc., Mr. Doyle was the Vice President-Finance and Administration, and a Director of Avantec, Inc., a Carmel, Indiana-based company which provides data management services for the pharmaceutical industry. From May 1994 to January 1996, Mr. Doyle served as Vice President-Financial Consultant for Raffensberger, Hughes & Co., a firm which provides brokerage services and financial consulting.

         Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees listed below. If any person named as a nominee shall be unable or unwilling to stand for election at the time of the Annual Meeting, the proxy holders will nominate and vote for a replacement nominee recommended by the Board. At this time, the Board knows of no reason why the nominees listed below may not be able to serve as Directors if elected.

         The Board of Directors unanimously recommends the election of the following nominees for a three (3) year term to expire in the year 2001:


----------------------------------------------------------------------------------------------------------

         Name                   Age        Present Principal Occupation       Director Since
----------------------------------------------------------------------------------------------------------

  James G. Torrance, Q.C.       69         Partner Emeritus, Smith Lyons          1996
----------------------------------------------------------------------------------------------------------
  Douglas H. Symons             45         Chief Operating Officer of the         1987
                                           Company
----------------------------------------------------------------------------------------------------------

Meetings And Committees Of The Board

         During the year ended December 31, 1997, the Board of Directors of the Company met seven (7) times, including teleconferences, in addition to taking a number of actions by unanimous written consent. During 1997, all Directors attended all meetings (including Committee Meetings) of the Board on which such Directors served.

         The Board of Directors of the Company has an Audit Committee, a Compensation Committee and an Executive Committee.

         The Company's Audit Committee is responsible for recommending the appointment of the Company's independent auditors, meeting with the independent auditors to outline the scope, and review the results of, the annual audit and reviewing with the auditor the systems of internal control and audit reports. The current members of this Committee are Messrs. James G. Torrance, John K. McKeating and Alan G. Symons.

         During 1997, the Compensation Committee of the Company was comprised of Messrs. David R. Doyle, Robert C. Whiting, Jerome B. Gordon and Douglas H. Symons. The Committee makes recommendations concerning executive compensation and benefit levels to the Board of Directors and has the authority to approve all specific transactions pursuant to the Symons International Group, Inc. 1996 Stock Option Plan (the "Plan").

         The Executive Committee is comprised of Messrs. G. Gordon Symons, Alan
G. Symons and Douglas H. Symons. The Executive Committee is empowered by the board to take action on behalf of the board when the need arises.

         Directors of the Company who are not employees of the Company or its affiliates receive a flat annual retainer of $10,000. The annual retainer is paid currently in cash. In addition, the Company reimburses its Directors for reasonable travel expenses incurred in attending Board and

Board Committee meetings. Each Director of the Company who is not also an employee of the Company receives a meeting fee of $1,000 for each quarterly Board meeting or Board Committee meeting attended.

Compensation Committee Report

         The Compensation Committee met four (4) times during 1997 wherein it reviewed and recommended awards of stock options pursuant to the Company's Stock Option Plan. The objectives of the Plan are to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return and to enable executive officers and other key employees to develop and maintain a long-term ownership position in the Company's common stock. A total of 1 million shares of the Company's common stock have been reserved for issuance under the Plan, all of which had been granted by the Board of Directors to executive officers, Board members and other key employees as of December 31, 1997. The grants to senior executives of the Company and its subsidiaries are as follows:


---------------------------------------------------------------------------------------------------
                             Name                       Total Options       Options Granted In
                                                           Granted                  1997
---------------------------------------------------------------------------------------------------

  G. Gordon Symons                                        434,900                  54,900
---------------------------------------------------------------------------------------------------
  Alan G. Symons                                          264,900                  64,900
---------------------------------------------------------------------------------------------------
  Douglas H. Symons                                       137,800                  17,800
---------------------------------------------------------------------------------------------------
  Dennis G. Daggett (President of IGF Insurance            26,500                   6,500
  Company
---------------------------------------------------------------------------------------------------
  Thomas F. Gowdy (Executive Vice President of             26,000                   6,000
  IGF Insurance Company
---------------------------------------------------------------------------------------------------
  Roger C. Sullivan (Executive Vice President of           18,000                   8,000
  Superior Insurance Company)
---------------------------------------------------------------------------------------------------
  David L. Bates                                           13,750                   3,750
---------------------------------------------------------------------------------------------------
  Gary P. Hutchcraft                                       14,500                   4,500
---------------------------------------------------------------------------------------------------

         The Company's total compensation program for Officers includes base salaries, bonuses and the grant of stock options pursuant to the Plan. The Company's primary objective is to achieve above-average performance by providing the opportunity to earn above-average total compensation (base salary, bonus and value derived from stock options) for above-average performance. Each element of total compensation is designed to work in concert. The total program is designed to attract, motivate, reward and retain the management talent required to serve shareholder, customer and employee interests. The Company believes that this program also motivates the Company's officers to acquire and retain appropriate levels of stock ownership. It is the opinion of the

Compensation Committee that the total compensation earned by Company officers during 1997 achieves these objectives and is fair and reasonable.

         Consistent with that, certain of the Company's Officers have entered into employment contracts with the Company or one of its subsidiaries.

         Alan G. Symons, Chief Executive Officer of the Company and Douglas H. Symons, President and Chief Operating Officer of the Company, are subject to employment agreements, with such agreements calling for a base salary of not less than $300,000 per year for Alan G. Symons and $200,000 for Douglas H. Symons. These agreements became effective on April 30, 1996 and continue in effect for an initial period of five (5) years. Upon the expiration of the initial five (5) year period, the term of each agreement is automatically extended from year to year thereafter and are cancelable (after the expiration of the initial five (5) year term) upon six (6) months' notice. The base salary of Alan Symons pursuant to this agreement was increased to $300,000 during 1997. These two agreements contain customary restrictive covenants respecting confidentiality and non-competition during the term of their employment and for a period of two (2) years after the termination of the agreement. In addition to annual salary, the agreements with Alan G. Symons and Douglas H. Symons stipulate that Alan G. Symons may earn a bonus in an amount ranging from 25% to 100% of base salary and that Douglas H. Symons may earn a bonus in an amount ranging from 25% to 50% of base salary. At the discretion of the Board, bonus awards may be greater than the amounts indicated if agreed upon financial targets are exceeded.

         Goran has entered into an employment agreement with Gary P. Hutchcraft pursuant to which Mr. Hutchcraft has agreed to serve as Vice President and Chief Financial Officer of Goran and its subsidiaries, including the Company. Pursuant to the term of this Agreement, Mr. Hutchcraft is entitled to a base salary of not less than $132,000 per year and may earn a bonus in an amount ranging from 10% to 30% of his base salary or a greater amount as may be approved by the board.

         Goran has entered into an employment agreement with David L. Bates pursuant to which Mr. Bates has agreed to serve as Vice President, General Counsel and Secretary of Goran and its subsidiaries, including the Company. Pursuant to the terms of this agreement, Mr. Bates is entitled to a base salary of not less than $121,000 per year and may earn a bonus in an amount ranging from 10% to 30% of his base salary or a greater amount as may be approved by the board.

         In 1993, Congress enacted Section 162(m) of the Internal Revenue Code that disallows corporate deductibility for "compensation" paid in excess of $1 Million, unless such compensation is payable solely on account of achievement of an objective performance goal. The Compensation Committee does not anticipate that the compensation paid to any executive officer in the form of base salaries, bonus and stock options will exceed $1 Million in the near future. However, as part of its on-going responsibilities with respect to executive compensation, the Compensation Committee will monitor this issue to determine what actions, if any, should be taken as a result of the limitation on deductibility.

Compensation Committee Interlocks And Insider Participation

         During 1997 the Company's Compensation Committee consisted of Messrs. Robert C. Whiting, Jerome B. Gordon, David R. Doyle and Douglas H. Symons. Neither Messrs. Whiting or Gordon, nor Mr. Doyle, have any interlocks reportable under Item 402(j)(3) and (4) of Regulation S-K. Douglas H. Symons has served as a Director and Executive Officer of the Company since its formation in 1987 and as a Director and Chief Operating Officer of Goran since 1989. Douglas H. Symons is also an Executive Officer of each of the Company's subsidiaries.
Since Alan G. Symons, the Chief Executive Officer of the Company, is a Director of each of the Company's subsidiaries and is empowered to determine the compensation of the managers of the Company's subsidiaries, Douglas and Alan Symons have reportable interests under Item 402(j)(3) (i)-(iii) of Regulation S-K.

Remuneration Of Executive Officers

         The following table sets forth the compensation awarded to, earned by or paid to the Chief Executive Officer and the four most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively, the "Named Executive Officers") during the last two (2) years.


                                            SUMMARY COMPENSATION TABLE

-------------------------------------------------------------------------------------------------------------------------

                                                                               Securities
   Name and Principal                                                          Underlying         All Other
        Position                  Year         Salary            Bonus           Options        Compensation
-------------------------------------------------------------------------------------------------------------------------

  G. Gordon Symons,               1997           $0               $0            434,900           $26,0002
  Chairman                        1996           $0               $0            375,000           $27,9992

-------------------------------------------------------------------------------------------------------------------------
  Alan G. Symons,                 1997     $278,230         $200,000            264,900
  Chief Executive                 1996     $142,786         $133,333            200,000
  Officer
-------------------------------------------------------------------------------------------------------------------------
  Douglas H. Symons,              1997     $200,000         $200,000            137,800
  President and Chief             1996     $195,973          $50,000            120,000
  Operating Officer

-------------------------------------------------------------------------------------------------------------------------
  Gary P. Hutchcraft,             1997     $127,846          $65,569             14,500
  Vice President, Chief           19961     $55,415          $28,000             10,000
  Financial Officer and
  Treasurer

-------------------------------------------------------------------------------------------------------------------------
  David L. Bates, Vice            1997     $107,307          $41,461             13,750
  President, General              1996      $95,162          $97,076             10,000
  Counsel and Secretary

-------------------------------------------------------------------------------------------------------------------------

1Mr. Hutchcraft joined the Company on July 1, 1996.
2Consulting fees paid to companies owned by Mr. G. Gordon Symons.

STOCK OPTION GRANTS

         The following table provides details regarding stock options granted to the Company's Executive Officers in 1997. In addition there are shown the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the Company's common stock and the overall stock market conditions. There can be no assurance that the amounts reflected on this table will be achieved.



----------------------------------------------------------------------------------------------------------------------------

                                        Percentage
                                         of Total                                                  Potential Realized Value
                                          Options            Exercise                                At Assumed Annual
                                        Granted to             Price                                   Rates Of Stock
                    Options              Employees              Per             Expiration            Appreciation For
       Name         Granted             During 1997            Share               Date                Option Term
---------------------------------------------------------------------------------------------------------------------------

                                                                                                      5%             10%
---------------------------------------------------------------------------------------------------------------------------
  G. Gordon           50,000                26.99            $13.75             4-23-2007         $432,369       $1,095,669
  Symons               5,000                 2.70          $17.5625             8-13-2007          $55,225         $139,947
                       4,900                 2.65            $18.50            10-28-2007          $57,009         $144,469
---------------------------------------------------------------------------------------------------------------------------
  Alan G.             50,000                26.99            $13.75             4-23-2007         $432,369       $1,095,669
  Symons              10,000                 5.40          $17.5625             8-13-2007         $110,450         $279,893
                       4,900                 2.65            $18.50            10-28-2007          $57,009         $144,464
---------------------------------------------------------------------------------------------------------------------------
  Douglas              5,000                 2.70            $13.75             4-23-2007          $55,225         $139,947
  H. Symons           10,000                 5.40          $17.5625             8-13-2007         $110,450         $279,893
                       2,800                 1.51            $18.50            10-28-2007          $32,577          $82,554
----------------------------------------------------------------------------------------------------------------------------
  Gary P.              1,500                  .81            $13.75             4-23-2007          $12,971          $32,870
  Hutchcraft           2,500                 1.35          $17.5625             8-13-2007          $27,613          $69,973
                         500                  .26            $18.50            10-28-2007           $5,817          $14,741
----------------------------------------------------------------------------------------------------------------------------
  David L.             1,500                  .81            $13.75             4-23-2007          $12,971          $32,870
  Bates                2,500                 1.35          $17.5625             8-13-2007          $27,613          $69,973
                         250                  .14            $18.50            10-28-2007           $2,909           $7,371

-----------------------------------------------------------------------------------------------------------------------------

         The options granted to Mr. G. Gordon Symons vest one (1) year from the date of grant. All other options to purchase the Company's stock vest ratably over three (3) years and all options expire ten (10) years from date of grant.

OPTION EXERCISES AND YEAR-END VALUES

         The following table shows stock options held by the Company's Named Executive Officers during 1997. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options. Also reported are the value of unexercised in-the-money options as of December 31, 1997.



                                  STOCK OPTIONS
              OUTSTANDING GRANTS AND VALUE AS OF DECEMBER 31, 1997

------------------------------------------------------------------------------------------------------------------------------------

                                            Value                   Number of
                           Shares         Realized                    Shares                                Value of
                          Acquired           at                     Underlying                            In-the-Money
                             on           Exercise             Unexercised Options                           Options
        Name              Exercise          Date                   at 12-31-97                             at 12-31-97
------------------------------------------------------------------------------------------------------------------------------------

                                                            Exercisable        Unexercisable       Exercisable        Unexercisable1
------------------------------------------------------------------------------------------------------------------------------------
  G. Gordon                  0             $0.00               375,000               59,900         $2,519,531             $285,241
  Symons
------------------------------------------------------------------------------------------------------------------------------------
  Alan G.                    0             $0.00                66,667              198,233           $447,919           $1,189,353
  Symons
------------------------------------------------------------------------------------------------------------------------------------
  Douglas H.                 0             $0.00                40,000               97,800           $268,750             $583,419
  Symons
------------------------------------------------------------------------------------------------------------------------------------
  Gary P.                    0             $0.00                 3,333               11,167            $22,394              $57,497
  Hutchcraft
------------------------------------------------------------------------------------------------------------------------------------
  David L.                   0             $0.00                 3,333               10,417            $22,394              $57,318
  Bates
------------------------------------------------------------------------------------------------------------------------------------

1 Amount reflecting gains on outstanding options are based on the December 31, 1998 closing NASDAQ stock price which was $19.21875 per share.

INDEBTEDNESS OF MANAGEMENT

         The following Directors and Executive Officers of the Company were indebted to the Company, or its parent or subsidiaries, in amounts exceeding $60,000 during 1997.


--------------------------------------------------------------------------------
                                         Largest Loan
Name                  Date of Loan     Balance During 1997     Present Balance
--------------------------------------------------------------------------------

G. Gordon Symons      June 27, 1986         $148,000               $148,000
                      June 30, 1986         $200,000               $200,000
                       May 31, 1988     (US) $51,729               (US) -0-

--------------------------------------------------------------------------------

         The foregoing loans to Mr. G. Gordon Symons are on account of loans to purchase common stock of Goran. Such loans are collateralized by pledges of the common shares of Goran acquired and are payable on demand and are interest-free. During 1997, G. Gordon Symons had an unsecured loan payable to Goran in the amount of $70,000 not relating to the purchase of common shares of Goran. This loan was repaid on March 26, 1998. Douglas H. Symons has a demand loan payable to the Company in the amount of $39,377 plus accrued interest of $24,577 collateralized by a second mortgage on his personal residence. Interest on this loan is at prime plus 1%. In addition, the Company held a mortgage note of G. Gordon Symons collateralized by a second mortgage on his personal residence. This mortgage loan was originally incurred on October 3, 1988 and when paid off in full during February of 1997, had a principal balance of $277,502. The Company also loaned Alan G. Symons an aggregate amount of $515,000 during 1997 pursuant to interest bearing notes. These notes had been repaid to the Company in full prior to December 31, 1997. Also during 1997, Goran paid to Symons International Group, Ltd. $295,091 in excess of the management fee owed to Symons International Group, Ltd. G. Gordon Symons is the Controlling Shareholder of Symons International Group, Ltd.

PROPOSAL #2 - RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors proposes the ratification by the Shareholders at the Annual Meeting of the appointment of the accounting firm of Coopers & Lybrand L.L.P. ("Coopers") as independent auditors for the Company's year ending December 31, 1998. Coopers has served as auditors for the Company for the year 1997 and worked with the Company in effecting its Initial Public Offering. A representative of Coopers is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires. This individual will also be available to respond to any appropriate questions the shareholders may have.

         RATIFICATION OF THE APPOINTMENT OF AUDITORS REQUIRES THAT THE VOTES CAST (IN PERSON OR BY PROXY) AT THE ANNUAL MEETING OR AT ANY ADJOURNMENT THEREOF IN FAVOR OF RATIFICATION EXCEED THOSE CAST AGAINST.

PROPOSAL #3 - INCREASE STOCK OPTIONS AVAILABLE PURSUANT TO THE
SYMONS INTERNATIONAL GROUP, INC. STOCK OPTION PLAN FROM 1,000,000 to
1,500,000

         At the time of its adoption in October 1996, the Symons International Group, Inc. Stock Option Plan provided for the award of up to 1,000,000 options to purchase shares of the Company's Stock. The Symons International Group, Inc. Stock Option Plan ("Plan") was designed, and is maintained, in a manner so that qualifying individuals could receive Incentive Stock Options from the Company, in accordance with Section 422 of the Internal Revenue Code of 1986, as amended ("Code").

         The Plan, which was approved by the shareholders of the Company in October 1996, contains provisions relating to the price at which such options may be granted, the period for their exercise, and provisions for the method of exercise of options granted pursuant to the Plan.

         Although designed to comply with the rules regarding qualification of an option as an Incentive Stock Option, the Plan allows non-qualified stock options to be granted pursuant to its terms. Further, the Plan allows for the granting of stock appreciation rights, although none have been granted pursuant to the Plan as of the date hereof. Options may be granted to Directors of the Company pursuant to the Plan and the Plan provides for adjustments in the event of any reorganization, recapitalization, stock split, stock dividend, or other change in the capital structure of the Company that would disadvantage such option holders but for these adjustment provisions.

         The Board of Directors has the discretion pursuant to the Plan to amend the Plan from time to time except that, without the prior approval of the Company's shareholders, the Directors may not:

         (a) Change the number of shares of common stock which may be reserved for issuance pursuant to the Plan;

         (b) Alter the period during which an option or a director option may be exercised to provide for its exercise beyond ten years from the date of the grant of such option; and

         (c) Modify the class of persons to whom options may be granted pursuant to the Plan.

         Further, the Directors do not have the discretionary authority to make any other amendment to the Plan which requires shareholder approval pursuant to applicable law, the Code, or the rules and regulations of NASDAQ.

         Pursuant to the Plan, the Directors have the authority to approve grants of options to employees and certain non-employees who have provided significant service to the Company. In the course of the Company's rapid growth, the Board has felt it necessary, from time to time, to incentivize certain of its employees and those non-employees who have provided significant services to the Company. As a consequence of the Company's growth and success, all 1,000,000 options originally authorized pursuant to the Plan have been granted. Management and the Company's Board of Directors feels that it is necessary to increase the options available pursuant to the Plan to continue to incentivize management and others. The Company's Board of Directors and management unanimously recommend a vote in favor of increasing the options available for grant pursuant to the Plan from 1,000,000 to 1,500,000. Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the proposition to increase the number of options available for grant pursuant to the Plan from 1,000,000 to 1,500,000.

CERTAIN RELATIONSHIPS/RELATED TRANSACTIONS

         Jerome B. Gordon received fees in the amount of $75,000 (including reimbursement of expenses) for his consulting service to the Company during 1997.

         Three (3) of the Company's subsidiaries, Superior, IGF and Pafco, have entered into reinsurance agreements with Granite Reinsurance Company Ltd., ("Granite Re"), an affiliate of Goran.

         Granite Re participates in a 10% share of the 1997 Quota Share Reinsurance Treaty between Pafco, Superior and Vesta Fire Insurance Company.

         Granite Re reinsures all Pafco insurance policies which were previously issued through Symons International Group, Inc. - Florida, ("SIGF"), a former subsidiary of the Company and now a subsidiary of Goran. This agreement is in respect of business other than nonstandard automobile insurance. Granite Re reinsures 100% of this SIGF business on a quota share basis.

         IGF reinsures a portion of its crop insurance with Granite Re. For year 1997, Granite Re reinsured 20% of IGF's multi-peril crop insurance stop loss protection ("MPCI") underwriting losses to the extent that aggregate losses nationwide exceed 100% of MPCI Retention up to 125% of MPCI Retention and 95% of IGF's MPCI underwriting losses to the extent that aggregate losses nationwide exceed 125% of MPCI Retention up to 150% of MPCI Retention. Further, for 1997, Granite Re had a 10% participation in 95% of IGF's crop-hail losses in excess of an 80% pure loss ratio up to a 100% pure loss ratio and a 10% participation in 95% of IGF crop-hail losses in excess of 100% pure loss ratio up to a 130% pure loss ratio.

SHAREHOLDER PROPOSALS AND NOMINATIONS

         Any shareholder of the Company wishing to have a proposal considered for inclusion in the Company's 1999 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of the Company on or before December 11, 1998. In order to be considered in the 1999 Annual Meeting, shareholder proposals not included in the Company 1999 Proxy Solicitation materials, as well as shareholder nominations for Directors, must be submitted in writing to the Secretary of the Company at least sixty (60) days before the date of the 1999 Annual Meeting, or, if the 1999 Annual Meeting is held prior to March 31, 1999, within ten (10) days after notice of the Annual Meeting as mailed to shareholders. The Board of Directors of the Company will review any shareholder proposals that are filed as required, and will determine whether such proposals meet applicable criteria for inclusion in its 1999 Proxy Solicitation materials or consideration at the 1999 Annual Meeting.

OTHER MATTERS

         Management is not aware of any business to come before the Annual Meeting other than those matters described in the Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those matters in accordance with the judgment of the persons voting the proxies. The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of common stock of the Company. In addition to solicitation by mail, Directors, Officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

         Each Shareholder is urged to complete, date and sign the proxy and return it promptly in the enclosed return envelope. Insofar as any of the information in this Proxy Statement may rest peculiarly within the knowledge of persons other than the Company, the Company relies upon information furnished by others for the accuracy and completeness thereof.

                                   Signed by Order of the Board of Directors



                                   Alan G. Symons
                                   Chief Executive Officer